CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit 10.2(a)

AMENDED AND RESTATED RECEIVABLE SALES AGREEMENT

THIS AMENDED AND RESTATED RECEIVABLE SALES AGREEMENT (this “Agreement”), dated as of April 1, 2017 (“Effective Date”), is made by and between MID AMERICA BANK & TRUST COMPANY, a Missouri state-chartered bank, having its principal location in Dixon, MO (“Bank”), Fortiva Funding, LLC a Georgia limited liability company (“Receivables Purchaser”), having its principal location in Atlanta, Georgia. The Agreement amends, restates and replaces the original agreement between the parties dated February 29, 2012, as amended on September 2, 2016.

WHEREAS, Bank is in the business of issuing various types of loans to consumers; and

WHEREAS, Bank desires to fund additional loans by selling to Receivables Purchaser or its designee, and Receivables Purchaser or such designee desires to purchase from Bank, interests in the receivables arising from loan accounts marketed and originated by Bank under certain Brands (such interests in the receivables, the “Receivables”).

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Receivables Purchaser agree as follows:

1.	Definitions.

The capitalized terms used in this Agreement shall have the meaning set forth in Schedule 1.

2.	Purchase of Receivables; Payment to Bank; Reporting to Bank.

(a)

Bank hereby agrees to sell, transfer, assign, set-over, and otherwise convey to Fortiva, without recourse (except as expressly provided herein) and with servicing released, one hundred percent (100%) of the Receivables generated by Bank and funded by Bank during the Term, on the second Business Day after the day on which such Receivables were originated by Bank. The parties intend “Receivables” to include any and all amounts owing from time to time with respect to a Loan Account whether or not billed, including, without limitation, any unpaid balance, finance charges, and fees as applicable. All of the foregoing shall be in accordance with the procedures set forth in this Section 2. In consideration for Bank’s agreement to sell, transfer, assign, set-over and convey to Fortiva one-hundred percent (100%) of the Receivables during the Term, Fortiva agrees to purchase such Receivables from Bank, and Fortiva shall pay to Bank the Purchase Price on each Closing Date in accordance with Section 2(b) below.

(b)

Bank shall prepare and deliver, or cause to be prepared and delivered, to Receivables Purchaser, by e-mail or as otherwise mutually agreed by the Parties in writing, a Daily Purchase Statement, in a form to be agreed to by the Parties in writing, no later than 3pm CST on each Business Day, which statement shall relate to the Receivables Bank is selling to Receivables Purchaser on such Business Day consistent with Section 2(a) of this Agreement. No later than 4pm CST on the same Business Day that the Daily Purchase Statement is provided, Receivables Purchaser shall effect payment to Bank of the Purchase Price as described on the applicable Daily Purchase Statement. The payment of the Purchase Price shall be made by wire or other transfer in immediately available funds to an account designated by Bank (the “Purchase Price Account”). Prior to the first Closing Date, Bank shall provide to Receivables Purchaser the designated Purchase Price Account name and number. Failure to strictly adhere to the times referenced in this paragraph, provided that payment is made on the same Business Day, shall not constitute a breach of this Agreement.

(c)

In the event Receivables Purchaser does not pay the Purchase Price on any given Closing Date, Bank shall have the right to withdraw from the Collateral Account an amount equal to the Purchase Price. In the event of a withdrawal from the Collateral Account, Receivables Purchaser shall replenish, or cause to be replenished, all amounts withdrawn from the Collateral Account within the cure provisions set forth in Section 10(c) below.

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(d)

Upon Receivables Purchaser’s request, Bank agrees to cause to be delivered to Receivables Purchaser, at Receivables Purchaser’s cost, loan files on all Receivables purchased by Receivables Purchaser pursuant to this Agreement. Such loan files may include the Application for the Loan Account, the Loan Account Agreement, confirmation of delivery of the Loan Account Agreement to the Borrower, and such other materials as Receivables Purchaser may reasonably require (all of which may be in electronic form).

(e)

The parties hereto intend that the conveyances to Receivables Purchaser by Bank of Receivables pursuant to this Agreement shall constitute a sale and not a secured borrowing. Without detracting from that intent in any way, Bank hereby grants to Receivables Purchaser a first priority security interest in all of Bank’s right, title, and interest, if any and whether now owned or hereafter acquired, in, to and under all Receivables purchased by Receivables Purchaser pursuant to this Agreement and the proceeds thereof, to secure the obligations of Bank under this Agreement.

(f)

Both parties agree to meet on a regular basis to discuss the Program and its performance and to discuss any desired changes to this Agreement. The purchase and sale of Receivables pursuant to the terms hereof is referred to herein as the “Receivables Funding Program.”

3.	Ownership of Loan Accounts and Receivables.

(a)

Receivables Purchaser acknowledges and agrees that Bank shall retain ownership of, and title to, the Loan Accounts, and shall remain as the issuer and creditor under the Loan Account Agreement. Bank does not assume and shall not have any liability to Receivables Purchaser for the repayment of any Receivable; provided that Bank shall make the payments, in respect of the Receivables received by it, as provided in Section 4(c).

(b)

On and after each Closing Date, Receivables Purchaser shall be the sole owner for all purposes (e.g., tax, accounting and legal) of the Receivables purchased from Bank on such date. Bank and Receivables Purchaser intend that each transfer of Receivables satisfy the conditions for sale accounting treatment under generally accepted accounting principles. Bank agrees to make entries on its books and records to clearly indicate the sale of the Receivables to Receivables Purchaser as of each Closing Date. Receivables Purchaser agrees to make entries on its books and records to clearly indicate the purchase of the Receivables as of each Closing Date.

(c)

Bank and Receivables Purchaser each intend the transfer of the Receivables under this Agreement to be a true sale by Bank to Receivables Purchaser that is absolute and irrevocable. At any time and from time-to-time, Bank will promptly and duly execute and deliver or will promptly cause to be executed and delivered, such further instruments and documents and take such further actions as are reasonably requested by Receivables Purchaser to confirm the sale of the Receivables and/or for the purpose of obtaining or preserving the full benefits of this Agreement, including, the filing of any financing or continuation statements under the UCC or other Applicable Law in effect in any jurisdiction with respect to the transfer of ownership of the Receivables. Further, Bank will promptly and duly execute and deliver or will promptly cause to be executed or delivered, such further instruments and documents and take such further actions as are reasonably requested by Receivables Purchaser to effect the servicing of the Loan Accounts and Receivables. At any time and from time-to-time, Receivables Purchaser will promptly and duly execute and deliver or will promptly cause to be executed or delivered, such further instruments and documents and take such further actions as are reasonably requested by Bank for the purpose of obtaining or preserving the full benefits of this Agreement.

4.	Covenants of Bank. Bank hereby covenants that:

(a)

Bank will take no action to cause any Loan Account or Receivable to be evidenced by any “instrument” (as defined in the UCC as in effect in any relevant jurisdiction). Bank will take all actions reasonably requested by Receivables Purchaser for the purpose of ensuring that each Loan Account will not be classified as anything other than an “account,” a “general intangible” or a “payment intangible” (as those terms are defined in the UCC as in effect in any relevant jurisdiction).

(b)

With the exception of a termination of this Agreement arising out of Section 10(b)-(d) below, Bank shall not sell, pledge, assign or transfer to any Person, any Loan Account, or any interest therein without the consent of Receivables Purchaser.

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(c)

If Bank receives or collects any funds in repayment of a Receivable sold hereunder, Bank shall promptly send an e-mail notice of any such receipt to Receivables Purchaser and simultaneously send such funds by wire transfer (or other means as agreed to by Parties) to a bank account designated for this purpose by Receivables Purchaser. Bank hereby agrees and acknowledges that any payments so collected by Bank shall be held in trust for Receivables Purchaser and shall be delivered immediately to Receivables Purchaser.

(d)

Bank shall be responsible for establishing and maintaining an information security program that meets the objectives of the interagency Guidelines Establishing Information Security Standards and that is designed to (i) ensure the security and confidentiality of Borrower Data, (ii) protect against unauthorized access to or use of Borrower Data that could result in substantial harm or inconvenience to Customer or any of its customers, and (iii) ensure the proper disposal of Borrower Data. Bank will (1) take appropriate action to address any incident of unauthorized access to Borrower Data and (2) notify Receivables Purchaser as soon as possible of any incident of unauthorized access to Borrower Data Information and any other breach in Customer’s security that materially affects Receivables Purchaser or confidential customer information.

(e)

Except as necessary to carry out its rights and responsibilities under this Agreement, Bank shall not use Borrower Data and shall not provide or disclose any Borrower Data to any Person, except to the extent required to do so under Applicable Law or legal process; provided, however:

(1)

Bank may make solicitations for goods and services to the public, which may include one or more Applicants or Borrowers; provided that Bank shall not, directly or indirectly, market or provide to any Borrower, whose corresponding Receivable has been purchased by Receivables Purchaser and has not been paid in full, any product or services that is competitive with the corresponding Loan Account; and further provided that, for the avoidance of doubt, nothing in Section 4(e) shall restrict or prohibit Bank from soliciting and issuing loans to a Borrower through open-channel marketing; and

(2)	Bank shall not be obligated to redact the names of Applicants and/or Borrowers from marketing lists acquired from third parties (e.g., subscription lists) that Bank uses for solicitations.

(f)

Other than as is required by Applicable Law, Bank shall not without 30 days prior written notice to Receivables Purchaser (i) make any change to its Credit Policy, decisioning criteria, pricing terms or other criteria used by Bank to underwrite any Loan Account all or any portion of the Receivables of which have been or will be sold to the Receivables Purchaser or (ii) make any change to its servicing policies with respect to any Loan Account all or any portion of the Receivables of which have been or will be sold to the Receivables Purchaser in each case where the effect of which is reasonably likely to change the timing or amount of payments made by applicable borrowers under such Loan Accounts or the collectability of the Receivables.

(g)

Bank shall maintain in good standing its membership in, and comply with the Operating Rules applicable to, the card association or associations of which it is a member for the issuance of any Loan Account.

5.	General Representations and Warranties of Bank.

(a)	Bank hereby represents and warrants as of the Effective Date of this Agreement that:

(1)	Bank is duly organized and validly existing under the laws of Missouri;

(2)

Bank is a federally insured, Missouri state-chartered, Federal Reserve member bank that accepts insured deposits from affiliated and non-affiliated companies, and is a federally insured state-chartered depository institution for the purposes of section 521 of the Depository Institutions Deregulation and Monetary Control Act of 1980, 12 U.S.C. § 1831(d);

(3)

Bank has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement and the transfer of the Receivables have been and will continue to be duly authorized and are not and will not be in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;

(4)

All approvals, authorizations, licenses, registrations, consents, and other actions by notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Bank, have been obtained (other than those required to be made to or received from Borrowers and Applicants);

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(5)

This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821(d) and (e) which may affect the enforcement of creditors rights in general, and as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(6)

There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement, seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement, seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or would have a materially adverse financial effect on Bank or its operations if resolved adversely to it;

(7)	Bank is, and shall remain throughout the Term, adequately capitalized;

(8)	Bank is not Insolvent;

(9)	The Receivables were originated, and continue to exist, pursuant to the Bank Credit Policy, and the Bank Credit Policy has not been modified in any material manner; and

(10)	The execution, delivery and performance of this Agreement by Bank shall comply with all Applicable Laws.

(b)

With the exception of those representations and warranties contained in Section 5(a)(6), the representations and warranties set forth in this Section 5 shall be made continuously throughout the Term. In the event that any investigation or proceeding of the nature described in Section 5(a)(6) is instituted or threatened against Bank, Bank shall promptly notify Receivables Purchaser of such pending or threatened investigation or proceeding.

6.	Additional Representations and Warranties of Bank.

(a)	Bank hereby represents and warrants that, as of the Effective Date or such other date as specified below in a specific representation:

(1)

As of each Closing Date, each Receivable conveyed to Receivables Purchaser on such date was originated by Bank and such conveyance constitutes a valid sale, transfer, assignment, set-over and conveyance to Receivables Purchaser of all of Bank’s right, title, and interest in and to such Receivable;

(2)

As of each Closing Date, Bank was the legal and beneficial owner of all right, title and interest in and to each Receivable conveyed to Receivables Purchaser on such date, and no Receivable was subject to an encumbrance, immediately prior to the transfer of the Receivable to Receivables Purchaser pursuant hereto;

(3)	As of the Effective Date and each Closing Date, Bank was adequately capitalized;

(4)

There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by the parties pursuant to this Agreement, seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect Bank’s ability to perform this Agreement, seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, or would have a materially adverse financial effect on Bank or its operations if resolved adversely to it;

(5)	Bank shall maintain its membership in, and be in compliance with the Operating Rules applicable to, the card association or associations of which it is a member for the issuance of any Loan Account;

(6)	Bank shall maintain its records in a manner to clearly and unambiguously reflect the ownership of Receivables Purchaser in each of the Receivables transferred hereunder; and

(7)

As of the Closing Date, with respect to each Receivable: Bank has done nothing that would alter the terms and conditions or the amount of the Receivable or impair its enforceability; and there is no limit on Bank's authority to assign the Receivable.

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(b)

With the exception of those representations and warranties contained in Section 6(a)(4), the representations and warranties set forth in this Section 6 shall be made continuously throughout the Term of this Agreement. In the event that any investigation or proceeding of the nature described in Section 6 is instituted or threatened against Receivables Purchaser, Receivables Purchaser shall promptly notify Bank of such pending or threatened investigation or proceeding.

7.	Representations, Warranties and Covenants of Receivables Purchaser.

(a)	Receivables Purchaser hereby represents and warrants to Bank, as of the Effective Date that:

(1)

Receivables Purchaser is a limited liability company, duly organized and validly existing in good standing under the laws of Georgia, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the Receivables Purchaser’s operating agreement or other organizational documents and will not result in a material breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Receivables Purchaser is a party;

(2)

All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Receivables Purchaser, have been obtained or will be acquired prior to engaging in the activity or activities under this Agreement giving rise to the need for such approvals, authorizations or consents;

(3)

This Agreement constitutes a legal, valid, and binding obligation of Receivables Purchaser, enforceable against Receivables Purchaser in accordance with its terms, except  as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and  as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(4)

There are no proceedings or investigations pending or, to the best knowledge of Receivables Purchaser, threatened against Receivables Purchaser asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by the parties pursuant to this Agreement, seeking any determination or ruling that, in the reasonable judgment of Receivables Purchaser, would materially and adversely affect Receivables Purchaser’s ability to perform this Agreement, seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, or would have a materially adverse financial effect on Receivables Purchaser or its operations if resolved adversely to it;

(5)	Receivables Purchaser is not Insolvent; and

(6)	The execution, delivery and performance of this Agreement by Receivables Purchaser, shall comply with Applicable Laws.

(b)

With the exception of those representations and warranties contained in Section 7(a)(4), the representations and warranties set forth in this Section 7 shall be made continuously throughout the Term. In the event that any investigation or proceeding of the nature described in Section 7(a)(4) is instituted or threatened against Receivables Purchaser, Receivables Purchaser shall promptly notify Bank of such pending or threatened investigation or proceeding.

8.	Conditions Precedent to the Obligations of Receivables Purchaser.

The obligations of Receivables Purchaser under this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:

(a)

As of each Closing Date, no action or proceeding shall have been instituted or threatened against Receivables Purchaser or Bank to prevent or restrain the consummation of the transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;

(b)	The representations and warranties of Bank set forth in Sections 5 and 6 shall be true and correct in all material respects on each Closing Date as though made on and as of such date;

(c)	The obligations of Bank set forth in this Agreement to be performed on or before each Closing Date shall have been performed in all material respects as of such date by Bank; and

(d)

Bank shall be in compliance with Section 4(f), Bank shall not have made any changes described in that Subsection nor given the notice described in that Subsection; provided, however, that Receivables Purchaser shall be permitted to waive Bank’s obligations in Section 4(f).

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

9.	Conditions Precedent to the Obligations of Bank.

The obligations of Bank in this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:

(a)

As of each Closing Date, no action or proceeding shall have been instituted or threatened against Receivables Purchaser or Bank to prevent or restrain the consummation of the purchase or other transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;

(b)

The representations and warranties of Receivables Purchaser set forth in this Agreement shall be true and correct in all material respects on each Closing Date as though made on and as of such date; and

(c)

The obligations of Receivables Purchaser set forth in this Agreement to be performed on or before each Closing Date shall have been performed in all material respects as of such date by Receivables Purchaser.

10.	Term and Termination; Transition and Wind-Down.

(a)

This Agreement shall have an initial term beginning on the Effective Date and ending three (3) years thereafter (the "Initial Term), and shall renew automatically for successive terms of one (1) year each (each a "Renewal Term") unless either Party provides notice of non-renewal to the other Party, at least one hundred and eighty (180) days prior to the end of the Initial Term or any Renewal Term.   The Initial Term together with all Renewal Terms are referred to as the "Term."

(b)	A Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:

(1)

any representation or warranty made by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;

(2)

the other Party shall default in the performance of any material obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party;

(3)

the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or such proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(4)

an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property or an order for relief shall be entered against either Party under the federal bankruptcy laws as now or hereafter in effect.

(c)

In addition to the foregoing termination rights, Bank may terminate this Agreement: immediately if Receivables Purchaser defaults on its obligation to make a payment to Bank as provided in Section 2 hereof and fails to cure such default within two Business Days of receiving notice of such default from Bank; or immediately upon written notice to Receivables Purchaser if Receivables Purchaser (A) fails to maintain the Required Balance in the Collateral Account as required by Section 34 hereof; or (B) defaults on its obligation to make a payment to Bank as provided in Section 2 hereof on more than three Business Days in any two week period or five or more Business Days during any six month period, notwithstanding, in each case, that such defaults may be cured by Receivables Purchaser on the next Business Day.

(d)	Either Party may terminate this Agreement as provided in Section 20(a)(3) or 20(b)(3).

(e)

The expiration or termination of this Agreement and of any post-termination transition period under Section 10(g) shall not discharge any Party from any obligation incurred prior to such expiration or termination, including any obligation with respect to Receivables sold prior to such expiration or termination.

(f)

Following the expiration or termination of this Agreement and of any post-termination transition period under Section 10(g), Receivables Purchaser shall purchase any Receivables arising in Active Loan Accounts originated by Bank prior to and on the date of the expiration or termination of this Agreement and any Transition Period that have not already been purchased by Receivables Purchaser.

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(g)	Transition and Wind-Down.

(i)      General Obligations. Upon the expiration or termination of this Agreement, A) Receivables Purchaser may require Bank to transfer the Loan Accounts to a Person designated by Receivables Purchaser (any such Person, a “Successor”) in accordance with Applicable Law and pursuant to Section 10 (g) (iv) or B) the Program shall be wound down in accordance with Applicable Law and pursuant to Section 10 (g) (v).

(ii)      Transition Period.

A.

Unless this Agreement terminates upon notice from Bank under Sections 10 (b) (1), 10 (b) (2), 10 (b) (3) or 10 (b) (4), upon termination or expiration of the Agreement, there shall be a post-termination transition period established pursuant to this Section 10 (the “Transition Period”). In the case of any termination of this Agreement upon notice from Bank under Sections 10 (b) (1), 10 (b) (2), 10 (b) (3) or 10 (b) (4), Bank may suspend or terminate Loan Accounts and cease funding Loan Accounts immediately except to the extent Applicable Law requires prior notice to the related Borrowers, in which case such Loan Accounts shall be wound down in accordance herewith as soon as possible under such Applicable Law.

B.

Each Party acknowledges that the goals of the Transition Period include benefitting the Borrowers by minimizing any possible burdens or confusion, and protecting and enhancing the names and reputations of Bank, the Receivables Purchaser Brand and other Program-specific features.

(iii) Transition Process. Within fifteen (15) Business Days following expiration of this Agreement or receipt or delivery of a termination notice, other than termination for by Bank under Sections 10 (b) (1), 10 (b) (2), 10 (b) (3) or 10 (b) (4), Receivables Purchaser shall provide to Bank in writing a proposed transition plan, detailing A) whether the Loan Accounts should be transferred to a Successor; and B) a proposed Transition Period, which shall designate a date as of which the Loan Accounts shall be transferred from Bank to a Successor (“Switchover Date”). The Parties shall meet promptly thereafter to finalize a mutually agreed transition plan and Switchover Date. The Transition Period shall not exceed one-hundred and eighty (180) days after expiration of this Agreement or the date the termination notice is received; provided, however, that the Transition Period may be extended as required under Applicable Law.

(iv)     Transfer. In the event that Receivables Purchaser elects to require Bank to transfer the Loan Accounts to a Successor, Bank’s obligations with respect to such transfer shall be limited to executing and delivering an account transfer agreement to transfer the Loan Accounts to a Successor without recourse to Bank. Upon the execution of the transfer agreement, and in consideration of the Bank’s transfer of the Loan Accounts to a Successor, Receivables Purchaser will (i) pay to Bank an amount that is the lesser of either (y) the product of $[*****] multiplied by the number of Active Loan Accounts in existence as of the date of the transfer agreement, or (z) [*****]; and (ii) reimburse bank for all costs and expenses incurred in transferring the Loan Accounts, including reimbursement of attorneys fees incurred in reviewing and executing a suitable transfer agreement.

(v)     No Transfer. If Receivables Purchaser elects not to require Bank to transfer the Loan Accounts to a Successor, or if a Successor previously identified as provided herein is unable to acquire the Loan Accounts by the Switchover Date, Receivables Purchase acknowledges and agrees that Bank may close any open Loan Accounts as soon as permitted under Applicable Law.

(vi)     Press Releases. In no event shall a Party make any public statement or customer communication regarding the termination, any actual or potential transfer of the Loan Accounts to a Successor, or wind-down of this Agreement without the express prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, A) each Party may communicate the termination or expiration of this Agreement or of the applicable Transition Period of this Agreement to (1) any third party with which it has contracted to provide services for the Loan Accounts and (2) any Regulatory Authority, and to any Person to the extent required by Applicable Laws or the directions of a Regulatory Authority, and B) Receivables Purchaser may communicate the termination or expiration of this Agreement or of the applicable Transition Period to any third party with which it desires to negotiate to serve as the Successor for the Loan Accounts.

(vii)     Further Assurances. Each Party shall A) give such further assurances to the Successor and shall execute, acknowledge and deliver all such acknowledgments, assignments and other instruments and take such further action as may be reasonably necessary and appropriate to effectively vest in the Successor the full legal and equitable title to the Loan Accounts acquired by the Successor in the transition of the Program and B) make commercially reasonable efforts to assist the Successor in the orderly transition of the operations being acquired by the Successor. The Parties agree to work in good faith to assure a smooth transition of the Program and continuity of operations with respect to the Program.

(h)

Sections 5, 6, 7, 10(g), 11, 12, 15, 17, 18, 19, 24, 25, 28, 29, 30, 31, and 32 of this Agreement shall survive the expiration or termination of this Agreement and any post-termination transition period under Section 10(g).

11.	Confidentiality.

(a)

Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to this Agreement. Except as required by Applicable Laws or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party to the Restricted Party's Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by and of its Affiliates, agents (other than Receivables Purchaser as agent for Bank), representatives or subcontractors, to the Restricted Party’s auditors, accountants and other professional advisors, or to a Regulatory Authority, or to any other third party as mutually agreed by the Parties.

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(b)	A Party's Confidential Information shall not include information that:

(1)	is generally available to the public;

(2)	has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;

(3)	was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or

(4)

becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.

(c)

Upon written request or upon the expiration or termination of this Agreement and of any post-termination transition period under Section 10(g), each Party shall return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder.

(d)

In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own confidential information.

12.	Indemnification.

(a)

Bank agrees to indemnify, defend and hold harmless Receivables Purchaser and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Receivables Purchaser Indemnified Parties”) from and against any and all third-party claims or actions and related liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”), that may arise from  the gross negligence or willful misconduct of Bank or its agents or representatives;  the breach by Bank or its agents or representatives of any of Bank’s covenants, obligations, representations, warranties or undertakings under this Agreement; or  violation by Bank or any of its agents or representatives of Applicable Law.

(b)

Receivables Purchaser agrees to indemnify, defend and hold harmless Bank and its Affiliates and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Bank Indemnified Parties”) from and against any and all Losses, that may arise from the gross negligence or willful misconduct of Receivables Purchaser or its agents or representatives in connection with its performance of its obligations under this Agreement; breach by Receivables Purchaser or its agents or representatives of any of Receivables Purchaser covenants, obligations, representations, warranties or undertakings under this Agreement; or a violation by Receivables Purchaser or its agents or representatives or any other third-party acting on Receivables Purchaser’s behalf, of any Applicable Laws.

(c)

The Receivables Purchaser Indemnified Parties and the Bank Indemnified Parties are sometimes referred to herein as the “Indemnified Parties,” and Receivables Purchaser or Bank, as indemnitor hereunder, is sometimes referred to herein as the “Indemnifying Party.”

(d)

Any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the Loss, provided that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by such Indemnifying Party to defend against the claim asserted.

(e)

The Indemnifying Party shall have thirty (30) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to assume the defense of the Indemnifiable Claim and, through counsel of its own choosing, and at its own expense, to commence the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith. The Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent, which consent shall not be unreasonably withheld or delayed for any reason if the settlement involves only payment of money, and which consent may be withheld for any reason if the settlement involves more than the payment of money, including any admission by the Indemnified Party. The Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld or delayed.

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

13.	Assignment.

This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. Neither Party shall not be entitled to assign or transfer any rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. For the avoidance of doubt, nothing in this Agreement shall affect Receivables Purchaser right to sell or otherwise transfer Receivables purchased by Receivables Purchaser under this Agreement to any other Person.

14.	Servicing.

(a)

During the Term and the Transition Period, Bank shall service and collect Active Loan Accounts in accordance with Bank’s usual standards for servicing and collecting Bank loan accounts. Bank shall not be obligated to use separate servicing procedures, offices, employees or accounts for servicing the Receivables from the servicing procedures, offices, employees and accounts used by Bank in connection with servicing other loan accounts originated by Bank.

(b)	Bank may at any time delegate its servicing obligations hereunder with respect to the Active Loan Accounts in the ordinary course of business.

(c)	Within ten (10) days of the end of each calendar month, Receivables Purchaser shall pay Bank the Servicing Fees as defined and set forth in Schedule 2 hereto.

15.	Third-Party Beneficiaries.

Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.

16.	[Reserved]

17.	Notices.

All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received on the day delivered, if delivered by hand; or the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or three (3) Business Days after the date of mailing to the other party, if mailed first-class mail postage prepaid, at the following address, or such other address as either party shall specify in a notice to the other:

To Bank:

Mid America Bank & Trust Company

216 West 2nd Street

Dixon, MO 65459

Attn: Greg Luehmann

          To Receivables Purchaser:

                         Five Concourse Parkway

                         Suite 300

                         Atlanta, Georgia 30328

                         Attn: Brian Stone

18.	Relationship of Parties.

Bank and Receivables Purchaser agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venture or any association for profit between and among Bank and Receivables Purchaser

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

19.	Retention of Records.

Any Records with respect to Receivables purchased by Receivables Purchaser pursuant hereto retained by Bank shall be held as custodian for the benefit of Bank and of Receivables Purchaser as owner of the Receivables. Bank shall provide copies of Records to Receivables Purchaser upon reasonable request of Receivables Purchaser.

20.	Agreement Subject to Applicable Laws.

(a)	Determination by Regulatory Authority.

(1)

If either Party receives a request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement: the Party receiving such request shall promptly notify the other Party; and the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or this Agreement that may be necessary to eliminate such result.

(2)

During the period that the Parties are engaged in the discussions required under Section 20(a)(1)(B), either Party may suspend performance of the obligations that are prohibited or restricted as a result of the request from the Regulatory Authority, by providing the other Party with advance written notice of such suspension.

(3)

If the Parties are unable to reach agreement regarding modifications, changes or additions to the Program or this Agreement to eliminate the prohibition or restrictions resulting from the request from the Regulatory Authority within twenty (20) Business Days after the Parties initially meet, either Party may terminate this Agreement upon ten (10) Business Days’ prior written notice to the other Party.

(b)	Advice of a Party’s Counsel.

(1)

If either Party has been advised in writing by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, or either Party has been advised in writing by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws, the Party receiving such written advice shall promptly notify the other Party and provide such written communication to the other party.

(2)

The Parties shall meet and discuss in good faith whether they mutually agree with such advice and any modifications, changes or additions to the Program or this Agreement that may be necessary to eliminate the result contemplated by such advice.

(3)

If both Parties agree with the advice described in Section 20(b)(1), but are unable to reach agreement regarding the modifications, changes or additions to the Program or this Agreement described in Section 20(b)(2)(B) within twenty (20) Business Days after the Parties initially meet, either Party may terminate this Agreement upon ten (10) Business Days’ prior written notice to the other Party.

21.	Expenses.

Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement. Unless expressly provided herein otherwise, each Party shall bear the costs and expenses of performing its obligations under this Agreement.

22.	Examination.

Each Party agrees to timely submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice, and to otherwise provide reasonable cooperation to the other Party in responding to such Regulatory Authorities’ inquiries and requests relating to the Program.

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

23.	Inspection; Reports.

(a)

Each Party, upon reasonable prior notice from the other Party, agrees to promptly and timely submit to an inspection of its books, records, accounts, and facilities relevant to the Program, from time to time, during regular business hours subject, in the case of Bank, to the duty of confidentiality it owes to its customers and banking secrecy and confidentiality requirements otherwise applicable under Applicable Laws, for the limited purpose of auditing the other Party’s compliance with this Agreement. All expenses of inspection shall be borne by the Party conducting the inspection.

(b)

Receivables Purchaser shall provide to Bank relevant financial statement data reasonably requested by Bank, including all quarterly financial statements. Receivables Purchaser will provide such quarterly financial statements to Bank within 45 days of the completion of each applicable quarter.

24.	Governing Law.

Except as preempted or controlled by federal law, this Agreement shall be interpreted and construed in accordance with the laws of the State of Missouri, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws.

25.	Jurisdiction; Venue.

The Parties consent to the personal jurisdiction and venue of the federal and state courts in Missouri for any court action or proceeding.

26.	Manner of Payments.

Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by ACH transfer to the bank accounts designated by the respective Parties. The parties agree that ACH entries will be governed by the NACHA Operating Rules. Notwithstanding anything to the contrary contained herein, neither Party shall be excused from making any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under this Agreement or by law.

27.	Brokers.

Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby that would give rise to any valid claim against the other Party for any brokerage commission or finder’s fee or like payment.

28.	Entire Agreement.

This Agreement, including schedules and exhibits, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.

29.	Amendment and Waiver.

This Agreement may not be amended orally, but only by a written instrument signed by all Parties. The failure of any Party to require the performance of any term of this Agreement or the waiver by any Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.

30.	Severability.

Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

31.	Interpretation.

The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.

32.	Headings.

Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.

33.	Counterparts.

This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

34.	Collateral Account.

(a)

Establishment of Collateral Account. On the Effective Date, Receivables Purchaser shall provide Bank with an amount estimated by Bank to be equal to [*****] to be as agreed to between the parties as cash collateral for Receivables Purchaser’s obligations under this Agreement. Bank shall deposit such amount in a deposit account (“Collateral Account”) at Bank. The Collateral Account shall be a segregated deposit account that shall hold only the funds provided by Receivables Purchaser to Bank as collateral. Beginning after the first full calendar month following the Effective Date, Receivables Purchaser shall maintain funds in the Collateral Account equal to [*****] (the “Required Balance”). In the event the actual balance in the Collateral Account is less than the Required Balance, Receivables Purchaser shall, within one (1) Business Day following notice of such deficiency, make a payment into the Collateral Account in an amount equal to the difference between the Required Balance and the actual balance in the Collateral Account.

(b)

Security Interest. Receivables Purchaser hereby grants Bank a security interest in the funds to be delivered to the Collateral Account, and any rights of Receivables Purchaser in the Collateral Account and the funds therein, and agrees to take such steps as Bank may reasonably require to perfect or protect the first position priority of such collateral for Receivables Purchaser’s obligations to Bank under this Agreement. Bank shall have all of the rights and remedies of a secured party under Applicable Laws with respect to the Collateral Account and the funds therein, and shall be entitled to exercise those rights and remedies in its discretion. Subject to maintaining its security interest in the Collateral Account, Bank agrees, that said security interest in the Collateral Account shall not restrict nor impair Receivables Purchaser’s right to securitize the Receivables.

(c)	Withdrawals.

(1)

Bank shall have the right to withdraw amounts from the Collateral Account to fulfill any payment obligations of Receivables Purchaser under this Agreement on which Receivables Purchaser has defaulted, either during the Term or following expiration or termination of this Agreement and any post-termination transition period under Section 10(g).

(2)	Receivables Purchaser shall not have any right to withdraw amounts from the Collateral Account.

(3)

In the event the actual balance in the Collateral Account is more than the Required Balance, then, within one (1) Business Day, at Receivables Purchaser’s option, Receivables Purchaser may provide to Bank a report setting forth the calculation for the Required Balance and the extent to which the actual amount held in the Collateral Account at such time exceeds the Required Balance. Within two (2) Business Days after receipt of such a report from Receivables Purchaser, Bank shall withdraw from the Collateral Account any amount held therein that exceeds the Required Balance as of the date of such report and pay such amount to an account designated by Receivables Purchaser.

(d)

Termination of Collateral Account. Bank shall release any funds remaining in the Collateral Account [*****] after the expiration or termination of this Agreement and any post-termination transition period under Section 10(g).

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

MID AMERICA BANK & TRUST COMPANY

By:     /s/Gregory J. Luehmann

Name:     Gregory J. Luehmann

Title:     President/CEO

Date:     4-1-17

FORTIVA FUNDING, LLC

By:     /s/Bettie Lass

Name:     Bettie Lass

Title:     Treasurer

Date:     4-1-17

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit Index

Schedule 1          Definitions

Schedule 2          Servicing Fees

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Schedule 1

Definitions

(a)	"ACH" means Automated Clearinghouse.

(b)	“Active Loan Account” means any Loan Account [*****].

(c)

“Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of a class of voting securities of such Person.

(d)	“Agreement” means this Amended and Restated Receivables Sale Agreement.

(e)

“Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the Receivables Funding Program including, without limitation, the Loan Accounts and Receivables, all requirements of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.

(f)	“Applicant” means an individual who is a consumer who requests a Loan Account from Bank as part of the Program.

(g)	“Bank Indemnified Parties” shall have the meaning set forth in Section 12(b).

(h)	“Borrower” means a Person for whom Bank has established or taken assignment of a Loan Account and/or who is liable, jointly or severally, for amounts owing with respect to a Loan Account.

(i)

“Borrower Data” means information that is provided to or obtained by Bank in the Program or otherwise regarding Applicants and Borrowers, including, but not limited to name, postal address, social security number, email address, telephone number, date of birth, Account number, security codes, valid to and from dates, as well as information and demographic data, data generated and/or created in connection with Account processing and maintenance activities, Account statementing and customer service, telephone logs and records and other documents and information necessary for the processing and maintenance of Accounts, and all “Nonpublic Personal Information” and “Personally Identifiable Financial Information” (as defined in 12 C.F.R. §§ 1016.3(p) and (q).

(j)	“Brand” means the Fortiva Brand or other brand adopted by the Bank for the Loan Accounts.

(k)	“Business Day” means any day, other than a Saturday or Sunday, or a day on which banking institutions in the State of Missouri are authorized or obligated by law or executive order to be closed.

(l)	“Claim Notice” shall have the meaning set forth in Section 12(e).

(m)	“Closing Date” means each date on which Receivables Purchaser pays Bank the Purchase Price for a Receivable and, pursuant to Section 2 hereof, acquires such Receivable from Bank.

(n)	“Collateral Account” has the meaning set forth in Section 34(a).

(o)

“Confidential Information” means the terms and conditions of this Agreement, and any proprietary information or non-public information of a Party, including a Party’s proprietary analytical strategies, that is furnished to the other Party in connection with this Agreement.

(p)

“Credit Policy” means Bank’s credit criteria that Bank uses to approve or deny an Application, establish a Loan Account, and to authorize or decline a Loan Account Advance or modify any terms of a Loan Account (e.g. a credit line adjustment).

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(q)	“Daily Purchase Statement” means the statement prepared by Receivables Purchaser each Business Day that contains the computation of the Purchase Price to be forwarded by Receivables Purchaser to Bank.

(r)	“Disclosing Party” shall have the meaning set forth in Section 11(b)(2).

(s)	“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

(t)	“Indemnifiable Claim” shall have the meaning set forth in Section 12(d).

(u)	“Indemnified Parties” shall have the meaning set forth in Section 12(c).

(v)	“Indemnifying Party” shall have the meaning set forth in Section 12(c).

(w)	“Initial Term” shall have the meaning set forth in Section 10(a).

(x)

“Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.

(y)	“IP Address” means an Internet protocol address.

(z)

“Loan Account” means an open- or close-ended loan account established by Bank, for which all or a portion of the Receivables have been conveyed by Bank to Receivables Purchaser pursuant to the terms hereof.

(aa)	“Loan Account Agreement” means the document containing the terms and conditions of a Loan Account including all disclosures required by Applicable Law.

(bb)	“Losses” shall have the meaning set forth in Section 12(a).

(cc)

“Operating Rules” means the by-laws, rules and regulations of Visa U.S.A., Inc. and MasterCard International Incorporated, and any other credit card association or credit card sponsoring entity whose credit cards are included in the Program.

(dd)	“Party” means either Receivables Purchaser or Bank and “Parties” means Receivables Purchaser and Bank.

(ee)

“Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.

(ff)

“Purchase Price” means as to each Closing Date and as to each Receivable, the principal amount of such Receivable which remains outstanding in accordance with the terms of the related Loan Agreement less any up-front fees, any third party fees and any discounts in respect of such outstanding principal amount.

(gg)	“Purchase Price Account” shall have the meaning set forth in Section 2(c).

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(hh)	“Receivable” shall have the meaning set forth in the second “Whereas” clause.

(ii)	“Receivables Funding Program” shall have the meaning set forth in Section 2(f).

(jj)	“Receivables Purchaser Indemnified Parties” shall have the meaning set forth in Section 12(a).

(kk)

“Records” means any Loan Account Agreements, applications, change-of-terms notices, credit files, credit bureau reports, transaction data, records, or other documentation (including computer tapes, magnetic files, and information in any other format).

(ll)

“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party or any Loan Account or any other aspect of this Agreement.

(mm)	“Required Balance” shall have the meaning set forth in Section 34(a).

(nn)	“Restricted Party” shall have the meaning set forth in Section 11 (a).

(oo)	“Servicing Fees” shall have the meaning set forth in Schedule 2.

(pp)	“Successor” shall have the meaning set forth in Section 10 (g).

(qq)	“Term” shall have the meaning set forth in Section 10(a).

(rr)	“Transition Period” has the meaning set forth in Section 10 (g).

(ss)	“URL” means a uniform resource locator.